UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A INFORMATION
Consent Revocation Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.    )
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☐     Preliminary Consent Revocation Statement
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☐     Definitive Consent Revocation Statement
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☐     Soliciting Material Pursuant to § 240.14a-12
EMULEX CORPORATION
(Name of Registrant as Specified in Its Charter)
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[Email from Jim McCluney to Emulex Corporation employees, sent on June 15, 2009.]
From: McCluney, Jim
Sent: Monday, June 15, 2009 8:22 AM
To: Distribution, Everyone
Subject: Press Release: Consent Revocation Materials Mailing
Dear Emulex Team:
I thought it might help to send you some context along with this press release. Last week Broadcom started mailing to Emulex stockholders their consent solicitation materials, which include a consent card. They are asking stockholders to sign this card and support the calling of a special meeting which would seek to unseat our current board members and replace them with an alternative slate of nominees. The consent would also give to Broadcom executives the authority to act on behalf of those stockholders who sign the card (and give consent to that proposal) in order to call the special meeting.
We are opposing this initial step to replace our Board, and this week we are sending out our own proxy materials that explain why we believe stockholders should not sign Broadcom’s consent card, and should alternatively sign our consent revocation card.
Although stockholders that want to reject Broadcom’s takeover efforts do not need to take any action, the board is encouraging stockholders like yourselves to sign the consent revocation card you receive with our mailing as evidence of their support of the Board’s unanimous recommendation that Broadcom’s $9.25 tender offer is inadequate.

Again, while we realize the headlines on this topic can be distracting, it is critical that we all stay focused on our day-to-day responsibilities and meeting our customers’ needs. You continue to do a terrific job, and I sincerely thank all of you for that.
As a reminder, with all the public attention we are receiving it is important to keep Emulex related confidential information from being made public. If you receive inquiries from outside parties they should be routed to the appropriate departments within Emulex. Below is a basic outline for handling these inquiries:
•	Industry Consultants: politely decline the offer and report all details of the request to the Emulex HR department

•	Investors: politely decline to comment and refer them to Mike Rockenbach or Frank Yoshino

•	Media: politely decline to comment and refer them to Katherine Lane
Please remember, only those employees officially designated by Emulex have the authorization to speak on behalf of the company.
Please review our press release below. Thank you for your ongoing commitment to Emulex’s success.
Jim
Emulex Files Definitive Consent Revocation Materials
Urges Stockholders to Reject Broadcom Consent Solicitation and Tender Offer
COSTA MESA, Calif., June 15, 2009 – Emulex Corporation (NYSE: ELX) announced today that it has filed definitive consent revocation materials and is mailing them to stockholders. The materials relate to a consent solicitation from Broadcom Corporation (Nasdaq: BRCM) and its unsolicited, non-binding $9.25 per share tender offer, which Emulex’s Board of Directors unanimously determined are not in the best interests of Emulex stockholders. Emulex recommends that stockholders not consent to Broadcom’s solicitation or tender into the grossly inadequate offer. Below is the text of a letter to stockholders Emulex is mailing with the consent revocation materials.
June 15, 2009
EMULEX’S BOARD UNANIMOUSLY RECOMMENDS AGAINST BROADCOM’S
INADEQUATE OFFER AND RELATED CONSENT SOLICITATION
Dear Fellow Stockholder:
Your Board of Directors continues to unanimously recommend against Broadcom Corporation’s unsolicited $9.25 per share tender offer. The offer significantly undervalues Emulex’s long-term prospects and is grossly inadequate. We also strongly recommend against Broadcom’s related consent solicitation which ultimately aims to replace Emulex’s entire Board with hand-picked Broadcom nominees. If elected, we believe their nominees will pursue Broadcom’s self serving agenda of acquiring Emulex on-the-cheap to your detriment.
Broadcom’s Consent Solicitation Is an Opportunistic Attempt to Gain Leverage,
Further Their Inadequate Offer and Take Advantage of You, Our Stockholders.

Through their consent solicitation, Broadcom is attempting to pressure stockholders to hand over leverage and further their inadequate offer despite the fact that since their offer:
▪	Emulex made public new multi-million dollar, multi-platform design wins for converged networking solutions at Tier 1 original equipment manufacturers, as well as reasonable and fully supported projections of $600 million in revenue and $1.45 in non-GAAP earnings per share in fiscal year 2012[1];

▪	Emulex’s peer group has traded up approximately 38% and the broader market is up 16%, implying that Emulex would likely be trading at approximately $9.09 per share even in the absence of their offer[2] and without reflecting the impact of our recent design wins — making Broadcom’s “premium” miniscule;

▪	Less than 3% of outstanding Emulex shares have been tendered into their offer as of June 4th;

▪	Emulex’s stock has traded on average 15% above their offer and as high as $11.36 per share, including intra-day highs;

▪	After initially saying they could easily build or buy elsewhere the capabilities they find attractive in Emulex, on June 3rd Broadcom’s CEO publicly admitted that acquiring Emulex is Broadcom’s ‘best option’ for entering the converged networking space successfully.
We believe that none of these important factors are reflected in Broadcom’s offer and that they demonstrate the highly opportunistic nature of their offer.
The Special Meeting That Broadcom Wants Would Come With Strings Attached. Your
November 19th Annual Meeting Provides an Open Forum to Express Your Views.
Our annual meeting of stockholders will be held on November 19, 2009. As you know, the meeting has been in mid-to-late November for the past several years. We look forward to this open and public forum where you can express your views and vote on our entire Board. In the meantime, we will continue to welcome your direct feedback.
We believe Broadcom is attempting to mislead stockholders about the impact of providing them with a special meeting, which would likely be held only approximately 30-60 days ahead of the annual meeting. We believe their solicitation comes with strings attached — your consent would provide Broadcom leverage over the Company and further their inadequate offer. As an example, we expect Broadcom would attempt to publicly construe your vote as evidence of your support for their inadequate offer, even though you may not want to accept their offer. Furthermore, Broadcom’s suggestion that their solicitation provides the only viable forum for stockholders to express their views is obviously erroneous given that our annual meeting provides an open forum.
Your Board Is Acting in Your Best Interests and Our #1 Priority
is Delivering Value to You.

[1]	Non-GAAP basis, excluding stock based compensation, amortization of intangibles, as well as other non-recurring items such as severance and goodwill impairment, which cannot be ascertained at this time see “Financial Footnotes: GAAP to Non-GAAP Reconciliation.”

[2]	Source: Factset, SDC and market data as of June 12, 2009. Peer group includes Brocade Communications Systems, Inc., Finisar Corporation, JDS Uniphase Corporation, LSI Corporation, and QLogic Corporation.

Throughout this process, the Board has been committed first and foremost to serving your best interests. As always, our number one focus is on delivering value to you. Unfortunately, Broadcom has chosen to mischaracterize the actions of the Board, including erroneously suggesting we would delay our annual meeting until 2010.
Most recently Broadcom has made misleading statements about discussions with Emulex. The facts are that Broadcom is seeking non-public, highly competitive and sensitive information regarding Emulex’s technology, details of customer plans, design wins and financial plans – all without any change to their current position on their offer or acknowledgement that it is inadequate given the current market dynamics and new information that we have outlined above. Given this and the fact that we compete directly against Broadcom in the marketplace, we do not believe it would be in your best interests to share such information with Broadcom.
Do Not Sign Any GOLD Cards from Broadcom. Reject Broadcom’s Consent By Sending
Back the Enclosed WHITE Card from Emulex.
To reject Broadcom’s consent solicitation, stockholders do NOT need to take any action on Broadcom’s GOLD consent card. Instead, Emulex stockholders should sign and return the enclosed WHITE consent revocation card, which will enable the Company to keep informed of stockholder sentiment and revoke any previously returned GOLD consent card.
If you have any questions or require assistance please contact our solicitor, MacKenzie Partners by calling toll-free at 1-800-322-2885 or collect at 1-212-929-5500. For more information, stockholders can visit www.emulexvalue.com.
Sincerely,
Jim McCluney
President and Chief Executive Officer
Emulex Corporation
About Emulex
Emulex is the leader in converged networking solutions for the data center. Our Connectivity Continuum architecture provides intelligent networking services that transition today’s infrastructure into tomorrow’s unified network ecosystem. Emulex provides a single framework that intelligently connects every server, network and storage device within the data center. Through strategic collaboration and integrated partner solutions, Emulex provides its customers with industry leading business value, operational flexibility and strategic advantage. Emulex is listed on the New York Stock Exchange (NYSE:ELX) and has corporate headquarters in Costa Mesa, California. News releases and other information about Emulex Corporation are available at http://www.emulex.com.

FORWARD-LOOKING STATEMENTS
With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Except as required by law, the Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances. Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.
Actual future results could differ materially from those described in the forward-looking statements as a result of a variety of factors. Those factors include the effect of Broadcom’s unsolicited tender offer to acquire all of Emulex’s outstanding common stock; the related consent solicitation of Broadcom and any related litigation on the Company’s business; changes in economic conditions or changes in end user demand for technology solutions; Emulex’s dependence on a limited number of customers and the effects of the loss of, or decrease or delays in orders by, any such customers, or the failure of such customers to make payments; the rapidly changing nature of technology, evolving industry standards and frequent introductions of new products and enhancements by competitors; the effect of rapid migration of customers towards newer, lower cost product platforms; slower than expected growth of the storage networking market or the failure of the Company’s Original Equipment Manufacturer (“OEM”) customers to successfully incorporate Emulex products into their systems; delays in product development; the highly competitive nature of the markets for Emulex’s products; Emulex’s ability to gain market acceptance for its products; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; the Company’s ability to attract and retain skilled personnel; and the Company’s reliance on third-party suppliers. These and other factors which could cause actual results to differ materially from those in the forward-looking statements are also discussed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 8-K, 10-K and 10-Q.
FINANCIAL FOOTNOTES: GAAP TO NON-GAAP RECONCILIATION
As a general matter, the Company uses non-GAAP financial measures in addition to and in conjunction with corresponding GAAP measures to help analyze the performance of its core business, in connection with the preparation of annual budgets, and in measuring performance for some forms of compensation. In addition, the Company believes that non-GAAP financial information is used by analysts and others in the investment community to analyze the Company’s historical results and in providing estimates of future performance and that failure to report these non-GAAP measures could result in confusion among analysts and others and, with respect to historical non-GAAP financial measures, a misplaced perception that the Company’s results have underperformed or exceeded expectations.
These non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of the Company’s results of operations and the factors and trends affecting the Company’s business.

However, these non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
The non-GAAP disclosures, including the basis for excluding such adjustments and the impact on the Company’s operations, are outlined below.
Forward-Looking Non-GAAP Financial Measures
The Company has included a forward-looking non-GAAP financial measure in this presentation relating to non-GAAP diluted earnings per share. This non-GAAP financial measure is adjusted to exclude certain expenses: (1) stock based compensation, (2) amortization of intangibles, and (3) other unforeseen and contingent non-recurring items that the Company cannot reasonably forecast, including severance, goodwill impairment, costs incurred by the Company on behalf of the Company’s Board of Directors in connection with its review of the unsolicited tender offer and related consent solicitation by Broadcom, and litigation and other costs related to such offer and solicitation.
The Company has not included in this presentation a reconciliation of the forward-looking non-GAAP financial measure to the most directly comparable GAAP financial measure because, due to variability and difficulty in making accurate forecasts and projections or certain information not being ascertainable or accessible, not all of the information necessary for a quantitative reconciliation of the forward-looking non-GAAP financial measure to the most directly comparable GAAP financial measures is available to the Company without unreasonable efforts.
The probable significance of providing the forward-looking non-GAAP financial measure without the directly comparable GAAP financial measures is that such GAAP financial measure may be materially different from the corresponding non-GAAP financial measure.
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